Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES NEW CREDIT
FACILITY AND AMENDMENT OF EXISTING REVOLVING CREDIT AND
ACCOUNTS RECEIVABLE SECURITIZATION FACILITIES

CHATTANOOGA, TENNESSEE – July 7, 2008 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today that it has completed the first step in a refinancing of a substantial portion of its long-term debt.  The remainder of the refinancing is expected to be completed during the third quarter of 2008.

Overview

Covenant Transportation Group’s Senior Vice President and Treasurer, M. David Hughes, made the following comments:  “Over the past several months, we have been evaluating alternatives to our prior financing arrangements.  Our goals for new financing included the following:  minimizing the number and restrictiveness of financial covenants to give us more flexibility in executing our turnaround efforts, obtaining a better advance rate against certain assets to improve liquidity in view of an expectation of increased tractor purchases in late 2008 and 2009, eliminating the uncertainty surrounding renewal of the securitization facility in future periods, and maintaining reasonable borrowing costs.  We are very pleased to announce a major step in this process through closing an approximately $200 million secured revenue equipment financing facility with Daimler Truck Financial and accompanying amendments to our existing revolving credit facility.

Prior Long-Term Financing

“Prior to June 30, 2008, our primary credit facilities consisted of a $190 million revolving credit facility secured by revenue equipment and certain other assets, and a $60 million accounts receivable securitization.  The primary advantage of these facilities was relatively low borrowing costs, measured by the applicable margin over identified interest rates.  The primary disadvantages included multiple financial and other covenants in the revolving credit facility, a lower advance rate against equipment than could be achieved through lenders that specialize in financing tractors and trailers, and a lack of long-term commitment to continuation of the securitization facility by the lender given the uncertain nature of the conduit securitization market over the past several quarters.    At June 30, 2008, we would have had approximately $26 million of available borrowing capacity under these facilities and would have been in default of applicable financial covenants.

June 30 Daimler Truck Financing

“On June 30, 2008, we completed the first step in our refinancing plan by entering into a revenue equipment financing arrangement with Daimler Truck Financial. The new Daimler facility is limited to a maximum of $200 million of original face amount of funding outstanding at any one time.  As notes or leases under the Daimler facility are paid off, the retired amount becomes available for re-borrowing under the facility.

“We have funded approximately $122 million under the Daimler facility, secured by existing tractors.  This funding was used to retire the entire $65 million in borrowing under our revolving credit facility as well as to provide approximately $51 million in cash collateral to secure all of our outstanding standby letters of credit.  After those uses, we retained approximately $2.6 million of cash.  The notes included in the Daimler funding are due in monthly installments with final maturities at various dates ranging from August 2008 to December 2011. The annual interest rate on the June 30 Daimler borrowing is six percent, fixed for the expected useful life of the equipment, and the advance rate on the collateral was 100% of net book value.

“The Daimler facility is available to fund new tractors expected to be delivered in 2008 and 2009.  Following relatively modest capital expenditures in 2007 and the first half of 2008, we expect to replace approximately 713 tractors and 200 refrigerated trailers during the next 6 months and 1,800 tractors in 2009, for net capital expenditures of approximately $39 million for the remainder of 2008 and $83 million for 2009.  The Daimler facility includes a commitment to fund most or all of the expected tractor purchases.  The annual interest rate on the new equipment is approximately 200 basis points over the like-term rate for U.S. Treasury Bills, and the advance rate is 100% of the tractor cost.  A leasing alternative is also available.

“The Daimler facility contains certain requirements regarding payment, insurance of collateral, and other matters, but does not have any financial or other material covenants or events of default.  We appreciate the strong support from Daimler Truck Financial, one of the most respected and knowledgeable sources of equipment financing in the market today.

Amendment of Revolving Credit Facility and Securitization Facility

“In addition to closing the Daimler facility, we entered into amendments with our revolving credit and securitization providers.  The main amendments to our revolving credit facility were as follows:  (i) to authorize the Daimler financing and release the lenders’ liens on any collateral securing the Daimler financing, (ii) to reduce the maximum borrowing limit under the revolving credit facility from $190 million to $81 million, (iii) to limit the aggregate outstanding amount of revolving loans under the Credit Agreement to $30 million, (iv) to fix the letter of credit availability at

$51 million, secured by cash collateral, (v) to waive, through August 29, 2008, any default that may have otherwise occurred as a result of any failure to comply with a leverage ratio contained in the Credit Agreement, and (vi) to reduce the advance rate against revenue equipment collateral under the revolving credit facility to the lesser of : 85% of the appraised, net orderly liquidation value of any eligible revenue equipment, or 70% of the net book value of any eligible revenue equipment that was not appraised.  After the amendments, we had approximately $22 million of borrowing capacity under the revolving credit facility (plus $2.6 million in unrestricted cash remaining from the Daimler funding).

“The main amendments to our accounts receivable securitization facility were to waive any defaults that would have occurred as a result of cross-defaults to the revolving credit facility.  The securitization waiver was for the same term as the revolving credit facility waiver.  The term of the securitization facility expires on December 2, 2008, and it is unknown whether a renewal period will be offered.

Expectations Regarding Future Financing

“We continue to actively explore alternatives for achieving a favorable overall long-term financing package.  In the next several days, we expect to close an approximately $8 million mortgage financing secured by the body shop and excess acreage near our Chattanooga headquarters. We also are seeking an additional $25 million to $35 million in similar financing secured by other terminal locations.  Also in the third quarter of 2008, we expect to either obtain an asset-based loan facility secured by accounts receivable, excess revenue equipment, and perhaps real estate, or to negotiate a renewal of the present securitization facility accompanied by a more permanent amendment to the revolving credit facility.  We are working diligently with our lending group to address our financing needs in a proactive and productive manner.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to expectations concerning financing arrangements are forward-looking statements.  Such items have not been subjected to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements:  a continuation or deterioration of the negative credit market; a failure to improve the Company’s financial condition or results of operations; a deterioration in the value of or market for used revenue equipment; a deterioration in the collectibility or days outstanding of the Company’s accounts receivable; an escalation in fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. David Hughes, Senior Vice President and Treasurer
(423) 463-3334
hugdav@covenanttransport.com

Richard B. Cribbs, Senior Vice President and Chief Financial Officer
(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
(423) 463-3357
perkim@covenanttransport.com

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